                                                                   Exhibit 10-u
                                                                  EXECUTION COPY

                                SERVICE AGREEMENT



                                     BETWEEN



                            FIRST DATA RESOURCES INC.



                                       AND



                               ADVANTA BANK CORP.



                           DATED AS OF JANUARY 1, 2002

                                TABLE OF CONTENTS


ARTICLE 1   DEFINITIONS ................................................     1

ARTICLE 2   SERVICES ...................................................     6

      2.1   BASE SERVICES ..............................................     6

      2.2   COMMUNICATION LINKS ........................................     6

      2.3   NEW PRODUCTS AND SERVICES ..................................     6

      2.4   PROGRAMMING SERVICES .......................................     6

      2.5   COMPLIANCE WITH LAWS .......................................     7

      2.6   PRIVACY OF PERSONAL FINANCIAL INFORMATION ..................     8

      2.7   THIRD-PARTY SOFTWARE .......................................     8

      2.8   ENHANCEMENTS ...............................................     9

ARTICLE 3   EXCLUSIVITY AND EXECUTION BY AFFILIATES ....................    10

      3.1   SOLE AND EXCLUSIVE PROVIDER ................................    10

      3.2   EXECUTION OF AGREEMENT BY CUSTOMER'S AFFILIATES ............    11

      3.3   ACQUISITION OF PORTFOLIOS OR ENTITIES SERVICED BY FDR ......    11

      3.4   ACQUISITION OF PORTFOLIOS OR ENTITIES NOT SERVICED BY FDR ..    11

      3.5   MERGER OR CHANGE OF CONTROL ................................    12

      3.6   DISPOSITION OF TRANSACTION CARD ACCOUNT PORTFOLIOS .........    12

      3.7   POSSIBLE PRICE ADJUSTMENT ..................................    12

ARTICLE 4   PAYMENT FOR SERVICES .......................................    12

      4.1   FEES AND CHARGES ...........................................    12

      4.2   PRICE INCREASES ............................................    13

      4.3   METHOD OF PAYMENT ..........................................    14

      4.4   INTEREST ...................................................    14

      4.5   MINIMUM FEES ...............................................    14

      4.6   TAXES ......................................................    14

      4.7   GROWTH CREDIT ..............................................    15

      4.8   ADDITIONAL CREDIT ..........................................    15

ARTICLE 5   INDEMNIFICATION ............................................    16

      5.1   CUSTOMER'S INDEMNIFICATION .................................    16

      5.2   FDR'S INDEMNIFICATION ......................................    16

      5.3   NOTIFICATION ...............................................    17

      5.4   CLAIMS PERIOD ..............................................    17

ARTICLE 6   LIMITATION OF LIABILITY ....................................    18

      6.1   LIMITATION ON LIABILITY ....................................    18

      6.2   NO SPECIAL DAMAGES .........................................    18

ARTICLE 7   DISCLAIMER OF WARRANTIES ...................................    19

ARTICLE 8   TERM OF AGREEMENT ..........................................    19

      8.1   TERM .......................................................    19

      8.2   RENEWAL ....................................................    19

ARTICLE 9   TERMINATION ................................................    19

      9.1   TERMINATION OF AGREEMENT BY FDR ............................    19

      9.2   TERMINATION BY CUSTOMER ....................................    20

      9.3   EFFECT OF TERMINATION ......................................    21

      9.4   PAYMENTS UPON TERMINATION ..................................    21

      9.5   LIQUIDATED DAMAGES .........................................    22

      9.6   DECONVERSION ...............................................    23

ARTICLE 10  CONFIDENTIAL NATURE OF DATA ................................    23

      10.1  CUSTOMER'S PROPRIETARY INFORMATION .........................    23

      10.2  FDR'S PROPRIETARY INFORMATION ..............................    24

      10.3  CONFIDENTIALITY OF AGREEMENT ...............................    24

      10.4  CONFIDENTIALITY ............................................    25

      10.5  RELEASE OF INFORMATION .....................................    25

      10.6  EXCLUSIONS .................................................    25

      10.7  REMEDY .....................................................    26

ARTICLE 11  REPRESENTATIONS ............................................    26

      11.1  FDR'S REPRESENTATIONS ......................................    26

      11.2  CUSTOMER'S REPRESENTATIONS .................................    27

ARTICLE 12  TRANSACTION SETTLEMENT .....................................    27

      12.1  INTERCHANGE SETTLEMENT ACCOUNT .............................    27

      12.2  TRANSFER OF FUNDS ..........................................    27

      12.3  DAILY AMOUNT ...............................................    28

      12.4  FAILURE TO TRANSFER ........................................    28

      12.5  SETTLEMENT LATE PAYMENT FEE ................................    28

      12.6  NO INDEPENDENT OBLIGATION ..................................    28

      12.7  VIOLATION OF RULES .........................................    28

      12.8  RELIANCE ON OTHER PARTIES ..................................    29

      12.9  COMPLIANCE WITH INSTRUCTIONS ...............................    29

      12.10 RESTRICTIONS ON SETOFF .....................................    29

      12.11 TRAILING ACTIVITY ..........................................    29

      12.12 DELETION, TRANSFER OR ABANDONMENT OF BINS AND ICAS .........    29

ARTICLE 13  PERFORMANCE STANDARDS ......................................    30

      13.1  FDR'S PERFORMANCE ..........................................    30

      13.2  PERFORMANCE REPORTS ........................................    30

ARTICLE 14  GENERAL ....................................................    31

      14.1  ASSIGNMENT .................................................    31

      14.2  RELATIONSHIP OF PARTIES ....................................    32

      14.3  BUSINESS CONTINUITY PLAN ...................................    32

      14.4  STATE LAW ..................................................    32

      14.5  NOTICE .....................................................    33

      14.6  HEADINGS ...................................................    33

      14.7  WAIVER .....................................................    34

      14.8  FORCE MAJEURE AND RESTRICTED PERFORMANCE ...................    34

      14.9  SEVERABILITY ...............................................    34

      14.10 AUDIT ......................................................    34

      14.11 RISK OF LOSS ...............................................    34

      14.12 EQUAL EMPLOYMENT OPPORTUNITY ...............................    35

      14.13 INFORMAL DISPUTE RESOLUTION ................................    35

      14.14 ARBITRATION ................................................    35

      14.15 JUDICIAL PROCEDURE .........................................    37

      14.16 FEDERAL ARBITRATION ACT ....................................    37

      14.17 SERVICE SUPPORT; MEETINGS ..................................    37

      14.18 ENTIRE AGREEMENT ...........................................    38

                                    EXHIBITS


      Exhibit           Title
      -------           -----
      A                 Services and Fees
      B                 CCAD Implementation
      C                 Performance Standards
      D                 Customer's Affiliate Agreement

                                SERVICE AGREEMENT


      This Service Agreement dated as of January 1, 2002 (the "Agreement") is between Advanta Bank Corp., 11850 South Election Road, Salt Lake City, Utah 84020 ("Customer") and First Data Resources Inc., 7302 Pacific Street, Omaha, Nebraska 68114 ("FDR").

                                    RECITALS

      WHEREAS, FDR is willing to continue to perform data processing and other related services for the Transaction Card businesses of Customer in accordance with the terms and conditions of this Agreement, including the acknowledgment of Customer that FDR is acting solely as an agent in performing the settlement functions set forth herein and that FDR has no obligation to supply or advance funds for settlement purposes.

      NOW, THEREFORE, Customer and FDR, in consideration of the foregoing premises and of the mutual covenants and conditions hereinafter set forth, intending to be legally bound, agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

      The following definitions apply to the terms set forth below when used in this Agreement:

      1.1 "AAA" is defined in Section 14.14(a) of this Agreement.

      1.2 "Acquire(s)" means an acquisition, directly or indirectly, of an interest through purchase, exchange or other acquisition of assets, stock or other equity interests, any merger or consolidation or any similar transactions.

      1.3 "Acquirer" means an Entity which has an arrangement with a Merchant to obtain Transaction Card Tickets from the Merchant and present the Transaction Card Tickets through an Interchange to an Issuer.

      1.4 "Adjusted Gross Processing Fees" means the aggregate amount of Processing Fees which would have been charged to Customer for services rendered to Customer and its Affiliates by FDR during a Processing Year based upon the fees and charges set forth in Exhibit A, without any adjustment for discounts or credits permitted under this Agreement. Despite the foregoing, Adjusted Gross Processing Fees shall not include any amounts represented by Processing Fees associated with the services marked with an asterisk in Exhibit A.

      1.5 "Affiliate" means, with respect to Customer or FDR, any entity which, directly or indirectly, owns or Controls, is owned or Controlled by, or is under common ownership or common Control with Customer or FDR, as the case may be but, with respect to Customer, means only those Affiliates Acquired by Customer after the execution of this Agreement.

      1.6 "Agreement" shall mean this Service Agreement as amended from time to time including any Exhibits attached hereto from time to time.

      1.7 "Arbitration Demand" is defined in Section 14.14(b) of this Agreement.

      1.8 "Arbitration Panel" is defined in Section 14.14(b) of this Agreement.

      1.9 "Basic Qualifications" is defined in Section 14.14(b) of this Agreement.

      1.10 "Business Continuity Plan" is defined in Section 14.3 of this Agreement.

      1.11 "Cardholder" means an individual or Entity which has a Cardholder Account with an Issuer.

      1.12 "Cardholder Account" means an arrangement between an individual or an Entity and an Issuer which provides that the individual or the Entity may use one or more Transaction Cards issued by the Issuer.

      1.13 "CCAD Implementation" means the implementation of the Commercial Card Regroup Request (Program Request No. C2A0007).

      1.14 "Control" means the direct or indirect ownership of a majority of an Entity's outstanding capital stock (or other form of ownership) and/or a majority of the voting power in any election of directors.

      1.15 "CPI" is defined in Section 4.2 of this Agreement.

      1.16 "Customer" means Advanta Bank Corp. and Affiliates of Customer who have entered into an Affiliate Agreement pursuant to Section 3.2.

      1.17 "Customer's Agent Bank" means an Entity which at any time during the Term of this Agreement has an arrangement with Customer which (a) permits the Entity to act as an Issuer or an Acquirer and obtain services related to the activities from Customer, or (b) provides that an Entity may act as an Issuer or Acquirer in conjunction with Customer.

      1.18 "Customer's Accounts" means the Cardholder Accounts of Customer.

      1.19 "Customer's Masterfiles" is defined in Section 10.1 of this Agreement.

      1.20 "Customer's Proprietary Information" is defined in Section 10 of this Agreement.

      1.21 "Daily Amount" is defined in Section 12 of this Agreement.

      1.22 "Deconversion" means the removal of information concerning Customer's Accounts from the FDR System.

      1.23 "Dispute" is defined in Section 14.13 of this Agreement.

      1.24 "Disputing Party" is defined in Section 14.14(a) of this Agreement.

      1.25 "Entity" means a corporation, partnership, sole proprietorship, joint venture, or other form of organization.

      1.26 "Failed Month" is defined in Section 13.2 of this Agreement.

      1.27 "FDR" means First Data Resources Inc.

      1.28 "FDR Processed Portfolio" is defined in Section 3.3 of this
Agreement.

      1.29 "FDR's Proprietary Information" is defined in Section 10 of this Agreement.

      1.30 "FDR System" means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by FDR to provide the services contemplated by this Agreement.

      1.31 "FDR Settlement Rules" means the policies, rules and procedures adopted by FDR from time to time and in effect from time to time to provide for the payment of amounts due as the result of Interchange Settlement.

      1.32 "Former Transaction Card Accounts" is defined in Section 3.6 of this Agreement.

      1.33 "Indemnified Party" is defined in Section 5 of this Agreement.

      1.34 "Indemnifying Party" is defined in Section 5 of this Agreement.

      1.35 "InfoSight Software" is defined in Section III. A of Exhibit "A" to this Agreement.

      1.36 "Insolvency Event" occurs, with respect to any party, when such party:

            (i) is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due;

            (ii) makes a general assignment, arrangement, or composition agreement with or for the benefit of its creditors; or

            (iii) files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official for the wind up of its business (or has such a petition or action filed against it and such petition, action or appointment is not dismissed or stayed within thirty (30) days).

      1.37 "Interchange" means the contracts, agreements, rules, regulations and procedures governing the relationships between, or the actions in accordance with the contracts, agreements, rules, regulations and procedures by, any two or more Entities in connection with the Interchange Settlement.

      1.38 "Interchange Settlement" means the process by which FDR, on behalf of Customer, (a) initiates payment for MasterCard and VISA Transaction Card Tickets presented by

Acquirers to Customer, (b) receives payment for MasterCard and VISA Transaction Card Tickets presented by Customer to Issuers, and (c) remits and receives payments for chargebacks and other Interchange fees and expenses of or payable by Customer.

      1.39 "Issuer" means an Entity that has a Cardholder Account with a Cardholder.

      1.40 "Liquidated Damages" is defined in Section 9.5 of this Agreement.

      1.41 "MasterCard" means MasterCard International Incorporated or its successors or assigns.

      1.42 "Merchant" means an Entity that has the right to acquire or otherwise acquires a Transaction Card Ticket as payment for goods, services, or otherwise.

      1.43 "Minimum Fee Shortfall" is defined in Section 4.5 of this Agreement.

      1.44 "Minimum Processing Fees" is defined in Section 4.5 of this
Agreement.

      1.45 "Monthly Processing Fees" is defined in Section 13.2 of this
Agreement.

      1.46 "Net Settlement Amount" means the net dollar amount for each business day of FDR of all (a) transactions processed for Customer for the day determined in accordance with the applicable rules of MasterCard, VISA and the FDR Settlement Rules, (b) Interchange fees and expenses relating to Customer, and
(c) account expenses including overdraft charges, activity charges, wire transfer fees and other charges relating to Customer.

      1.47 "Non FDR Agreement" is defined in Section 3.4 of this Agreement.

      1.48 "Non FDR Processed Portfolio" is defined in Section 3.4 of this Agreement.

      1.49 "Old Year" is defined in Section 4.2 of this Agreement.

      1.50 "Oracle" is described in Section III. A of Exhibit "A" to this Agreement.

      1.51 "Original Term" means the first four Processing Years during which this Agreement is effective.

      1.52 "Other Agreement" is defined in Section 3.3 of this Agreement.

      1.53 "Performance Standards" is defined in Section 13.1 of this Agreement.

      1.54 "Pilot Program" is defined in Section 2.3 of this Agreement.

      1.55 "Processing Fees" means all fees and charges incurred for services performed at the prices set forth in Exhibit "A" (including any Minimum Fee Shortfall payments), as adjusted from time to time by FDR consistent with this Agreement, with the exception of Special Fees and specifically excluding all charges for taxes and interest.

      1.56 "Personal Information" is defined in Section 2.6 of this Agreement.

      1.57 "Processing Year" is defined in Section 8.1 of this Agreement.

      1.58 "Processing Year 1" is defined in Section 8.1 of this Agreement.

      1.59 "Purchaser" is defined in Section 3.3 of this Agreement.

      1.60 "Renewal Term" is defined in Section 8.2 of this Agreement.

      1.61 "Seller" is defined in Section 3.3 of this Agreement.

      1.62 "Services" is defined in Section 3.1 of this Agreement.

      1.63 "Settlement Account" is defined in Section 12.1 of this Agreement.

      1.64 "Settlement Late Payment Fee" is defined in Section 12.5 of this Agreement.

      1.65 "Settlement System" is defined in Section 12 of this Agreement.

      1.66 "SLA" is defined in Section 13.2 of this Agreement.

      1.67 "Special Fees" means the tariff line rates, WATS lines rates, data circuit charges or any other rates charged to FDR by a communications common carrier, the United States Postal Service, any courier or other provider of similar services, and any other charges and methods of reimbursement described in Sections V and VI of Exhibit "A".

      1.68 "Standard Conversion Activities" means Data Mapping of files, Conversion Mock, Conversion of files, Balancing Reports, Telecom Connectivity, Training and Documentation, Standard Program Requests: Statement, Embossing/Card Carrier Formats, Interface files in FDR Formats, ICASUBBY; and Custom Development as appropriate to provide existing Customer processing capabilities.

      1.69 "Standard Transfer Activities" means ICASUBBY, Transfer Mock, Transfer Balancing Reports, Cross Reference Build (if applicable) and Custom Development as appropriate to provide existing Customer processing capabilities.

      1.70 "Surviving Entity" is defined in Section 3.5 of this Agreement.

      1.71 "Term" means the Original Term together with any Renewal Term or any other extension of this Agreement.

      1.72 "Total Annual Processing Fees" is defined in Section 4.5 of this Agreement.

      1.73 "Transaction Card" means a payment card issued by an Issuer pursuant to a license from MasterCard, VISA or any other card-issuing organization for which FDR currently provides service support. This shall include any small business account card, purchasing account card or corporate travel and expense card program offered by Customer for which FDR provides processing services.

      1.74 "Transaction Card Ticket" means a record (whether paper, magnetic, electronic or otherwise) which is created to evidence the use of a Transaction Card as payment for goods, services, cash advances or otherwise or for a credit or refund or otherwise.

      1.75 "Unique Product" is defined in Section 3.1 of this Agreement.

      1.76 "VISA" means, individually or collectively, as appropriate, VISA U.S.A. Inc. or VISA INTERNATIONAL or either of their successors or assigns.

                                    ARTICLE 2
                                    SERVICES

      2.1 BASE SERVICES. FDR shall make available to and perform for Customer the services described in Exhibit "A", except that the services described in subsection (B) of Part IV of Exhibit A, though available for use by Customer, are not utilized by Customer as of the date of this Agreement. Exhibit "A", as may be agreed by FDR and Customer, and any document or service referred to as Exhibit "A" shall be subject to revision by the mutual agreement of the parties from time to time during the Term of this Agreement to reflect changes and improvements to the FDR System or the services provided by FDR and offered generally to FDR customers and to reflect any changes and improvements in the specific services provided to Customer. Additionally, and without limiting the generality of the foregoing, following completion of each of the first three months of the provision of services pursuant to this Agreement, the parties will review the services provided and will jointly address the possibility of revising Exhibit A, Part IV.

      2.2 COMMUNICATION LINKS. FDR from time to time shall install, provide or cause to be installed or provided the means for communicating data from its facilities or equipment to the facilities or equipment of Customer, and third parties designated by Customer as FDR and Customer mutually determine is required to perform this Agreement. The method of transmission and the media employed will be determined by FDR and Customer taking into consideration relevant factors such as traffic type, inbound and outbound message sizes, traffic loading distribution, and the equipment or devices which are or may be used.

      2.3 NEW PRODUCTS AND SERVICES. (a) FDR hereby agrees that if, during the Term of this Agreement, FDR initiates a program with one or more customer(s) to review, modify, test and enhance any new service or product which FDR intends to offer generally to its customers, then FDR shall allow Customer the opportunity to participate in such program (the "Pilot Program").

      (b) FDR hereby agrees that if, during the Term of this Agreement, FDR offers generally to its customers any new service or product without the establishment of a Pilot Program, then FDR shall notify Customer at the same time that FDR first notifies its other customers of such new service or product and when Customer commences to use such new service or product, Customer shall pay for such service or product at the then current standard rate.

      2.4 PROGRAMMING SERVICES. FDR shall perform, at its expense, the computer programming services necessary to effect the CCAD Implementation in accordance with

Exhibit B attached hereto. Additionally, in connection with the services provided by FDR pursuant to the terms of this Agreement, FDR shall perform, at its expense, up to 1,000 hours of computer programming services during each of Processing Years 2, 3 and 4 of this Agreement ("Free Programming"). FDR shall charge, and Customer shall pay, $125 per hour for each hour of computer programming services provided by FDR at the request of Customer in excess of 1,000 hours during a Processing Year. Unused hours of programming services from one Processing Year shall not be carried forward into any other Processing Year.

      2.5 COMPLIANCE WITH LAWS. (a) Customer has reviewed the parameter settings and options within the FDR System, as described in the User Manuals set forth in Exhibit "A", Section I (which User Manuals are represented by FDR to be accurate and complete), and has determined that FDR's System provides such features and options which will, if properly selected by or on behalf of Customer, allow Customer to comply with all applicable federal and state laws and contractual agreements of Customer other than agreements with MasterCard, VISA or other card-issuing organizations. To the extent that Customer notifies FDR of any change in federal and state law, subject to the limitations set forth below, FDR agrees at its expense to develop reasonable enhancements to the FDR System responsive to the identified change in federal and state law as specifically requested by Customer. The obligation of FDR set forth in the previous sentence is subject to the following limitations:

            (i) the change in federal and state law is generally applicable and does not relate solely to a requirement or preference of Customer;

            (ii) if the responsive enhancement requested by Customer is consistent with the response requested by the majority of the affected client base, development of an enhancement responsive to the change in law shall satisfy FDR's obligations under this subsection (a);

            (iii) upon receipt of notice of the change in law with a detailed explanation of the enhancement Customer deems necessary to allow compliance with law, FDR will proceed diligently and in good faith to develop and implement an appropriate enhancement as soon as reasonably practicable and no later than 60 days after receipt of such notice FDR will submit to Customer a functional design of the requested enhancement, including specified time frames for implementation to which FDR will adhere;

            (iv) FDR shall have a reasonable time from the date Customer notifies FDR of the change in law and specifies the requested enhancement in which to design, code, test and implement the enhancement (in the determination of reasonableness, the extent and impact of the change in law on the FDR client base, the relative importance of other enhancements, the complexity of the enhancement, and related issues of impact and resource allocation and the effective date of the change in law shall be considered); and

            (v) the responsive enhancement requested by Customer does not impose a burden on FDR (or the FDR System) to determine facts not available on the FDR System, to make legal interpretations or conclusions with respect to state or federal law, or to in any way shift Customer's compliance responsibility to FDR.

       (b) Customer acknowledges and agrees that it is solely responsible for monitoring legal developments applicable to the operation of its business and Transaction Card operations, interpreting applicable state and federal laws, determining the requirements for compliance with all applicable state and federal laws, and maintaining an ongoing compliance program. Customer acknowledges that, while FDR advises its customers on compliance with Association (VISA and MasterCard) rules, FDR provides Transaction Card processing services to financial institutions chartered and regulated by various state and federal agencies and nonfinancial institutions subject to different regulatory oversight such that FDR cannot reasonably be expected to monitor or interpret the laws applicable to its diverse customer base, or provide compliance services to customers with respect to such laws. Consequently, Customer agrees that FDR has no responsibility to monitor or interpret laws applicable to Customer's business, to monitor or review the terms and conditions of Customer's Transaction Card programs or Customer's selection of system options and programming, or to assure that Customer's selection of any system option or programming (either alone or acting in conjunction with other system options and programming selected by Customer) is consistent with laws applicable to Customer or the terms and conditions of Customer's credit agreements with, or disclosure to, its Cardholders.

       (c) FDR shall be entitled to rely upon and use, without verification, any and all information, data and instructions at any time submitted to FDR by Customer having to do with Customer or Customer's Accounts, and FDR shall have no responsibility or liability whatsoever for (i) the accuracy or inaccuracy thereof, (ii) the wording or text authored or submitted by Customer to FDR, for materials to be prepared or for other purposes, (iii) the wording or text appearing on any forms, Transaction Cards or other materials furnished by Customer to FDR, or (iv) any noncompliance of such information, data, instruction, wording or text with applicable laws, or governmental rules or regulations.

      2.6 PRIVACY OF PERSONAL FINANCIAL INFORMATION. FDR and Customer acknowledge the sensitivity and confidentiality of personal consumer financial information which may be contained in Customer's Proprietary Information, including all personally identifiable information relating to an individual consumer in connection with a Customer's Account, any application for a Customer's Account or the marketing or promotion of Customer's Accounts ("Personal Information"). In addition to the obligations of the parties under
Article 10, FDR and Customer acknowledge the protections afforded by law to such Personal Information and each agrees to comply with all such legal requirements applicable to it in the performance of its obligations under this Agreement. Specifically, Customer represents and warrants to FDR that Customer has provided all required notices, opt-outs, opt-ins or other similar rights to consumers with respect to any Personal Information delivered, transmitted or disclosed in any other fashion (i) by Customer or its agents or representatives to FDR or its agents and representatives, (ii) by FDR to any third party at the direction of Customer, and (iii) with respect to each of the services provided by FDR under this Agreement.

      2.7 THIRD-PARTY SOFTWARE. It is understood that certain third-party licensed software will be acquired or provided to Customer for use in connection with the services described in the

Agreement. FDR agrees to and does hereby pass through to Customer any warranties and indemnities provided by the third-party software vendors or suppliers that are capable of being passed through. FDR agrees, to the extent reasonable and practicable, to diligently exercise its rights relative to said third-party licensed software for the benefit of Customer and to pass the allocable benefits of any such exercise through to Customer.

      2.8 ENHANCEMENTS. (a) Customer may periodically request customizations, enhancements, additions or modifications (each an "Enhancement") to the FDR System. FDR shall evaluate all such requests and, if terms and conditions can be agreed to (which shall include written specifications acceptable to and approved by FDR, acting in good faith; and, except with respect to the Free Programming, payment by Customer of FDR's development charges), FDR shall develop and implement each such Enhancement pursuant to terms, conditions and specifications mutually agreed to by the parties in writing prior to FDR's commencing work on the Enhancement. Such written terms and conditions may, but need not necessarily, include a period during which the Enhancement will be used solely by and for the benefit of Customer. FDR will consider all such Customer requests for Enhancement exclusivity periods in good faith. The parties understand and agree that FDR is under no obligation to develop or implement any Enhancement if terms and conditions (including specifications) acceptable to FDR, acting in good faith, cannot be agreed to. Customer has the right, upon notice and at all reasonable times and subject to applicable FDR confidentiality and security policies, procedures and restrictions, to inspect the results of the Enhancement development and implementation services provided by FDR. Enhancements shall be accepted only upon written notice of acceptance from Customer, which may only be withheld for their material failure to comply with applicable specifications. Such specifications shall be agreed to by the parties in writing prior to FDR's commencing work on the Enhancement. FDR shall promptly correct any such defects at its own expense as a condition of Customer's acceptance. Timing of any Enhancement is subject to scheduling and prioritization by FDR of FDR's available resources; provided, however, that FDR shall comply with all applicable milestones and deadlines agreed to by the parties in writing. The FDR System and any Enhancements shall remain solely the property of FDR, and, except for the license provided pursuant to Section 2.8(b), Customer shall acquire no right, claim or interest in the FDR System or any Enhancement.

      (b) With respect to Enhancements either paid for by Customer or developed for Customer using the Free Programming, FDR hereby grants to Customer a worldwide, perpetual, non-exclusive, non-transferable (except as permitted in Section 14.1 below) license to use said Enhancements (including, without limitation, any ideas, concepts, inventions, know-how, drawings, specifications, flowcharts and other documentation that are conceived, created or reduced to practice by FDR as a result of the development and/or implementation of said Enhancements) for its internal business and that of its Affiliates; provided, however, that the license does not extend to or include any other part of the FDR System, or any third-party software or other third-party intellectual property that is a part of said Enhancements, which such third-party software or other third-party intellectual property will be identified to Customer by FDR in writing upon FDR's completion of the design specification process. Apart from this limited license to use certain parts of certain Enhancements, nothing in this Section shall be deemed to grant Customer any right to use the FDR System other than as specifically allowed in this Agreement. Nor shall anything in this Section be deemed to grant FDR any rights in Customer's Proprietary Information other than those specifically allowed in this Agreement. For the avoidance of doubt, the CCAD Implementation shall not be considered an Enhancement for purposes of this Agreement.

                                   ARTICLE 3
                     EXCLUSIVITY AND EXECUTION BY AFFILIATES

      3.1 SOLE AND EXCLUSIVE PROVIDER. (a) Except with respect to Excluded Arrangements, during the Term of this Agreement, (i) FDR shall be the sole and exclusive provider, in North America, to Customer of all Core Processing Services; (ii) Customer shall not, in North America, perform or provide any Core Processing Services for Customer without the consent of FDR; and (iii) Customer shall not agree with any third party to have such third party perform or provide, in North America, any Core Processing Services to Customer. An "Excluded Arrangement" is a written agreement between Customer and an Entity other than FDR, meeting all the following criteria: (i) it is entered into with an Issuer whose transactions are not processed by FDR, with respect to the issuance of Transaction Cards outside the United States; (ii) it is entered into following the date of this Agreement; (iii) it is entered into for purposes of facilitating Customer's Transaction Card issuing capabilities outside the United States. "Core Processing Services" means the Services marked with an "X" on Exhibit A, to the extent provided by FDR and used by Customer on the date of this Agreement with respect to Transaction Cards issued by Customer pursuant to a license from VISA or Master Card. The sole and exclusive rights of FDR set forth in this Agreement shall be limited to the Services marked with an "X" on Exhibit A.

      (b) If, after the execution of this Agreement, Customer requires any transaction processing services or products related to Customer's Transaction Card business not required by Customer on the date of this Agreement, Customer grants FDR an opportunity to bid on the provision of such services or products. If FDR's proposal is acceptable to Customer (including with respect to the cost, quality and time periods requested by Customer), FDR shall provide such services or products on terms and conditions to be mutually agreed upon. If FDR's proposal is not acceptable, then Customer may perform or provide for itself, or have a third party perform or provide, the service or product.

      (c) Nothing in this Agreement shall be deemed to prevent Customer from receiving data from the FDR System on a daily, weekly and/or monthly basis to be loaded into Customer's data warehouse for reporting, analytical and marketing purposes, or to support Customer's operational processes, including, without limitation, Customer's voice response units, Cardholder website, collections dialer, and other user interfaces. In addition, nothing in this Section 3.1 shall be deemed to prevent Customer from (i) granting its third-party vendors controlled access to certain Customer data on the FDR System from a Customer-defined screen, (ii) delivering customer files from its data warehouse to third parties for the purpose of producing and distributing marketing offers to customers, or (iii) sending Customer data retrieved from the FDR System to third parties for assistance in model development or other analytical purposes. Notwithstanding the foregoing, nothing in this subsection (c) shall: (i) limit or alter, by implication or otherwise, the undertakings and obligations of the parties as set forth in this Agreement, specifically including but not limited to those set forth in Section 2.6, Article 5 and Article 10; or (ii) create any license or rights by implication, estoppel or otherwise under any patents or other intellectual property rights owned or licensed by FDR.

      3.2 EXECUTION OF AGREEMENT BY CUSTOMER'S AFFILIATES. If, after the execution of this Agreement, Customer Acquires one or more Affiliates, each such Affiliate shall become subject to this Agreement. Each such Affiliate which has a Bank Identification Number (BIN) with VISA or an Interbank Clearing Account
(ICA) with MasterCard which is different from that of Customer shall become a party to this Agreement by signing a Customer's Affiliate Agreement substantially similar to the one set forth as Exhibit "D". Customer and each of Customer's Affiliates which executes a Customer's Affiliate Agreement, in addition to the terms of the Customer's Affiliate Agreement, agree that:

      (a) Customer shall have full authority to represent Customer's Affiliates and to act fully on Customer's Affiliates' behalf in connection with this Agreement and the Customer's Affiliate Agreement including the negotiation with FDR of any amendments, extensions or revisions of this Agreement or the Customer's Affiliate Agreement, the assertion, negotiation and resolution of any controversy, dispute or claim under this Agreement or the Customer's Affiliate Agreement and the execution or delivery of any documents.

      (b) If Customer shall fail to pay any amounts due under this Agreement, including but not limited to any Processing Fees, Special Fees, Liquidated Damages or other fees, taxes, interest payments, charges or amounts due or payable by Customer, each of Customer's Affiliates shall pay FDR on demand the portion of the amounts due from Customer to FDR for services performed by FDR for or on behalf of such Customer's Affiliate including a percentage of any applicable Liquidated Damages, which approximates the percentage that the Processing Fees relating to processing for such Customer's Affiliate are of the total Processing Fees under this Agreement. Processing Fees paid by Customer's Affiliates shall count against the Customer's Minimum Processing Fees requirement.

      3.3 ACQUISITION OF PORTFOLIOS OR ENTITIES SERVICED BY FDR. If, after the execution of this Agreement, Customer Acquires (i) any Transaction Card Accounts from an Entity (a "Seller") (other than in connection with the acquisition of Seller) or (ii) an Entity, in either case for which FDR then provides services similar to the Services then being performed by FDR for Customer (an "FDR Processed Portfolio"), then FDR shall continue to perform such services pursuant to the then governing services agreement (the "Other Agreement") through its expiration date. On the expiration or termination of the Other Agreement, the FDR Processed Portfolio shall be processed in accordance with the terms of this Agreement. The transfer of the FDR Processed Portfolio from the Seller's masterfiles on the FDR System to the Purchaser's masterfiles on the FDR System shall occur as soon as practicable. However, Customer may terminate the Other Agreement prior to its expiration date and process the FDR Processed Portfolio under this Agreement, provided, however, that the Seller or Customer (in the case of an acquired Entity) shall remain liable for the payment of any amounts owed FDR under the Other Agreement by reason of such termination or otherwise. Customer and FDR shall share the costs of Standard Transfer Activities relating to such FDR Processed Portfolio on a 50/50 basis.

      3.4 ACQUISITION OF PORTFOLIOS OR ENTITIES NOT SERVICED BY FDR. If, after the execution of this Agreement, Customer Acquires (i) any North American Transaction Card Accounts from a Seller (other than in connection with the acquisition of Seller) or (ii) an Entity based in North America, in either case for which FDR does not provide services similar to the Services then being performed by FDR for Customer (a "Non FDR Processed Portfolio"),

Customer shall convert such Non FDR Processed Portfolio to the FDR System within twelve (12) months after the closing of the acquisition, or, if Customer is bound by the terms of an existing agreement to obtain processing services for such Non FDR Processed Portfolio from another party (a "Non FDR Agreement"), upon the expiration of the then remaining term of the Non FDR Agreement, whichever is later. However, if the Non FDR Agreement permits early termination upon payment of specified termination fees, Customer and FDR will agree to terminate the Non FDR Agreement prior to its expiration and to have FDR provide Services for the Non FDR Processed Portfolio under this Agreement if FDR pays any termination fees required under such Non FDR Agreement, unless Customer, in its good faith judgment, requests a deferral of conversion for a period not to exceed six (6) months. Customer and FDR shall share, on a 50/50 basis, the costs and expenses of Standard Conversion Activities with respect to the conversion of the Non FDR Processed Portfolio to the Purchaser's masterfiles on the FDR System.

      3.5 MERGER OR CHANGE OF CONTROL. If there is a change of Control of Customer or if Customer is merged into an Entity and such Entity is the survivor of such merger (in either case, the "Surviving Entity"), then the provisions of this Agreement shall continue to apply to all Transaction Card Accounts then processed under this Agreement, but not to other Transaction Card Accounts of the Surviving Entity or any of its affiliates. Except as otherwise set forth in this Section 3.5, (i) as Customer's successor-in-interest, the Surviving Entity shall continue to be bound by Customer's obligations hereunder and (ii) there shall be no reduction in the Minimum Processing Fees set forth in Section 4.5.

      3.6 DISPOSITION OF TRANSACTION CARD ACCOUNT PORTFOLIOS. Upon the sale of all or any portion of Customer's Transaction Card Accounts (the "Former Transaction Card Accounts") FDR will no longer be obligated to provide services for the Former Transaction Card Accounts pursuant to this Agreement and there shall be no reduction in the Minimum Processing Fees set forth in Section 4.5; provided, however, that Customer shall receive credit against the Minimum Processing Fees in the amount of fees paid by the successor if the accounts are processed by FDR for the successor under terms and conditions substantially similar to the terms and conditions set forth in this Agreement.

      3.7 POSSIBLE PRICE ADJUSTMENT. If at any time while this Agreement is in effect the number of Transaction Card Accounts processed by FDR under this Agreement substantially increases as a result of the acquisition by Customer of one or more Entities or portfolios of Transaction Card Accounts, then FDR will, at the request of Customer, negotiate in good faith with Customer with a view toward adopting a modification of the fees and charges hereunder that gives reasonable and appropriate effect to the increased processing activity and any material unit cost reductions resulting therefrom.

                                   ARTICLE 4
                              PAYMENT FOR SERVICES

      4.1 FEES AND CHARGES. The initial Processing Fees for the services to be performed (or, in the case of subsection (B) of Part IV of Exhibit A, to be performed only at and following such time as Customer requests their performance) under this Agreement are set forth in Exhibit "A". Exhibit "A" also contains initial prices to be charged or methods for computing charges by FDR for Special Fees, such as, but not limited to reimbursements, assessments and pass through fees.

      4.2 PRICE INCREASES. (a) subject to the final sentence of this Section 4.2(a), FDR may increase the fees and charges set forth in Section IV of Exhibit "A" by notice to Customer, as follows; provided, however, that FDR shall not be allowed to increase such fees and charges at any time while this Agreement is in effect, unless the percentage change in the Consumer Price Index ("CPI") during the calculation period described below for any Processing Year of the Original Term after Processing Year 1 thereof is greater than four percent (4%), in which case FDR may increase the Processing Fees which were in effect for the immediately preceding Processing Year (the "Old Year") by an amount not to exceed in the aggregate three quarters (3/4) of the percentage change in the CPI over four percent (4%) during a period described below; provided, however, that in no event shall such increase be less than 0% nor more than 6%. For purposes of this paragraph, the CPI shall be the index compiled by the United States Department of Labor's Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (CPI-U) having a base of 100 in 1982-84, using that portion of the index which appears under the caption "All Items." The CPI percentage shall be communicated to Customer within forty-five (45) days of the end of each Processing Year. The CPI will be expressed as a percentage determined by simple average over the twelve (12) month period of the prior year. Any such adjustment to the Processing Fees will be effective on the first day of each Processing Year. Notwithstanding the foregoing, the aggregate amount by which FDR may increase the fees and charges set forth in Section IV of Exhibit A during the Original Term shall be capped at nine percent (9%).

       (b) If, at any time while this Agreement is in effect, there is a change in the charges to FDR for items which are included in the Special Fees, including tariff line rates, WATS lines rates, data circuit charges or other rates charged to FDR by any communications common carrier, The United States Postal Service, any courier or other provider of similar services, or if FDR obtains communication or other services included in the Special Fees by another method resulting in a change in the charges to FDR for the items, FDR shall change by an equal amount the amount of Special Fees Customer is then paying FDR for the items under this Agreement. If additional services are added which are to be included in the Special Fees, FDR shall increase by an equal amount the amount of the Special Fees Customer is then paying FDR for the items under this Agreement, effective on the effective date of the increase to FDR, or add the amount for the additional services effective on the beginning date of the additional service.

      (c) If, at any time while this Agreement is in effect, the prices charged to FDR for forms associated with first class mailing should be changed by FDR's then current forms vendor(s), then FDR shall have the right to change, by an equal amount, the prices charged to Customer in Exhibit "A" which are impacted by such change in forms costs, including but not limited to Cardholder and Merchant Statements, Letters and Notices. Any such change shall be effective on the effective date of the change to FDR.

      (d) In determining increases pursuant to subsections (b) or (c) above, credit shall be given for any incentives or special accommodations received by FDR from its suppliers. FDR will give Customer 60 days prior notice of a change in a significant supplier.

      4.3 METHOD OF PAYMENT. To facilitate the payment of Processing Fees, Special Fees and any related tax payments due or payable to FDR under this Agreement, Customer will provide FDR with access to a bank account of Customer's funds not requiring signature including notifying FDR of the demand deposit account number and transit routing number for the account. FDR may draw upon the bank account daily to pay Processing Fees, Special Fees and related tax payments due or payable to FDR under the terms of this Agreement. The detailed records of the amounts drawn on the account of Customer will be provided by FDR to Customer on a daily or monthly basis according to the nature of the transaction or charge including, as applicable, the transaction types, prices, volumes and charges, or the details of other fees, taxes, interest payments, charges or amounts.

      4.4 INTEREST. If FDR is unable to obtain payment of Processing Fees, Special Fees, Liquidated Damages or any other fee, tax interest payment, charge or amount due or payable to FDR under this Agreement at the time provided for payment under this Agreement, the unpaid amount of any Processing Fees, Special Fees, Liquidated Damages or other fee, tax, interest payment, charge or amount shall bear interest, beginning on the date due, at The Wall Street Journal prime rate as published from time to time, such rate to be adjusted automatically, without notice, on the effective date of such change in rate, plus three percent (3%) per annum. The Wall Street Journal prime rate is the "prime rate" (or high point of any range of "prime rates") established for that date by the financial institutions surveyed by The Wall Street Journal in publishing its "Money Rates" (or any replacement) Table. The prime rate for any date will appear in The Wall Street Journal on its first publication date after the particular date. If for any reason no such information is published in The Wall Street Journal for four consecutive days, and if the New York Times is then publishing a similar table that only includes the "prime rates" of financial institutions surveyed by The Wall Street Journal immediately prior to such time, the appropriate New York Times table will be used until The Wall Street Journal resumes publishing the necessary information. If neither newspaper publishes such information for four consecutive days, Customer and FDR will select a substitute index that produces a similar rate.

      4.5 MINIMUM FEES. In Processing Year 1 of the Original Term, Customer will require and shall pay FDR for processing services sufficient to generate aggregate Processing Fees of at least $4,000,000. In each Processing Year after Processing Year 1 of the Original Term and in the Renewal Term, Customer shall pay FDR for processing services sufficient to generate aggregate Processing Fees at least equal to the greater of (i) 80% of the Processing Fees paid during the immediately preceding Processing Year and (ii) $4,000,000 (the "Minimum Processing Fees"). FDR shall calculate the total Processing Fees paid by Customer in respect of services performed during each Processing Year (the "Total Annual Processing Fees") within ninety (90) days after the end of each Processing Year and will, after ten (10) days written notice to Customer, draw upon Customer's account pursuant to Section 4.3 for the amount, if any, by which the Minimum Processing Fees for the Processing Year exceed the Total Annual Processing Fees for the Processing Year (such amount a "Minimum Fee Shortfall").

      4.6 TAXES. (a) Customer shall, in addition to the other amounts payable under this Agreement, pay all taxes, federal, state or otherwise, or duties, imposts, fees or charges, however designated, which are levied or imposed by any governmental authority by reason of the sale or license of any services, communication equipment, software or other goods and products covered by this Agreement except for income taxes payable by FDR on amounts earned by FDR.

Without limiting the foregoing, Customer shall promptly pay to FDR an amount equal to any items actually paid or required to be collected or paid by FDR.

       (b) Customer hereby authorizes FDR to calculate the total amount of sales taxes due by Customer from the monies due FDR and remit the amount of sales taxes to the appropriate taxing authority on behalf of Customer. FDR's remittance of the sales taxes on behalf of Customer shall be computed by FDR on the information available to FDR. FDR shall provide Customer with copies of all such computations and records of payment. In the event of under or overvaluations, as the case may be, Customer shall be responsible for any additional monies due including any penalties or interest and for collecting any refunds due to Customer from the appropriate taxing authority; provided, however, that if the error is the result of the negligence of FDR, then FDR shall be responsible for any penalties associated with such tax.

       (c) Prior to FDR making the sales tax remittance on behalf of Customer provided in Section 4.6(b), Customer agrees to supply FDR with any and all current information necessary for FDR to compute and remit the taxes, including any tax exempt certificate, any tax exempt claim letter, or evidence satisfactory to FDR authenticating the exemption. At the time of the execution of this Agreement, Customer's Tax Identification Number is 23-2597173.

      4.7 GROWTH CREDIT. Within ninety (90) days after the end of each Processing Year, FDR shall calculate the Adjusted Gross Processing Fees for such Processing Year. If the Adjusted Gross Processing Fees for such Processing Year is greater than $7,500,000, then Customer shall receive from FDR a credit or credits for such Processing Year based on the following credit levels:

                     Adjusted Gross
                     Processing Fees           Credit
                     ---------------           ------
                $0 -- $7,500,000                   0%
                $7,500,001 -- $9,000,000         5.0%
                $9,000,001 -- $10,500,000       10.0%
                $10,500,001 -- over             12.5%

      For example, if Adjusted Gross Processing Fees for Processing Year 1 are $11,000,000, Customer will be entitled to a credit of $1,375,000, or 12.5% of the Adjusted Gross Processing Fees charged to Customer. The credit or credits, computed as set forth in this Section 4.7, shall be applied by FDR against future Processing Fees as they become due from Customer, and shall be reflected on the first monthly invoice following completion of their computation. Upon termination of this Agreement any unused credit or portion thereof shall be applied by FDR against the amounts due from Customer pursuant to Section 9.4 or
Section 9.6 and any remaining amount shall be paid to Customer.

      4.8 ADDITIONAL CREDIT. In consideration of Customer's execution of this Agreement, FDR shall pay to Customer, by check, the non-refundable amount of $400,000 within seven (7) business days of the execution of this Agreement.

                                    ARTICLE 5
                                 INDEMNIFICATION

      5.1 CUSTOMER'S INDEMNIFICATION. Subject to the provisions of Article 6 of this Agreement, Customer shall indemnify, protect and hold harmless FDR and its directors, officers, employees, agents and Affiliates and their assigns from and against any and all claims, liabilities, demands, disputes, losses and damages together with all costs, charges and expenses (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) imposed in any manner upon or accruing against FDR, its directors, officers, employees, agents, Affiliates or their assigns arising out of or with respect to:

      (a) The negligence of Customer;

      (b) The breach by Customer of any representation or warranty of Customer set forth in Section 11.2 of this Agreement, including but not limited to any amount which FDR may be called upon to pay under the applicable rules of VISA or MasterCard with respect to any Interchange obligations of Customer following the failure of FDR to receive any Daily Amount; or

      (c) FDR's payment of fees and charges relating to Customer's Accounts pursuant to Section 12.11, Trailing Activity.

Customer will, at its own expense, at Customer's election or if FDR, its Affiliates or their assigns so request, defend any action or proceeding brought against FDR, its Affiliates or their assigns, in connection with any such claim liability, demand or dispute. Customer shall not have any obligation to indemnify FDR against any claim, liability, loss or damage that FDR or its directors, officers, employees, agents or Affiliates may suffer arising out of FDR's negligent performance of any of the services provided under this Agreement or out of the willful misconduct of FDR, its employees or agents.

      5.2 FDR'S INDEMNIFICATION. Subject to the provisions of Article 6 of this Agreement, FDR shall indemnify Customer and its directors, officers, employees, agents and Affiliates and their assigns from and against any and all claims, liabilities, demands, disputes, losses and damages together with all costs, charges and expenses (including reasonable attorney's fees, expert witness fees, expenses and costs of settlement) imposed in any manner upon or accruing against Customer, its directors, officers, employees, agents, Affiliates or their assigns arising out of or with respect to (a) FDR's negligence or negligent performance of any of the services provided under this Agreement; (b) the breach by FDR of any representation or warranty set forth in Section 11.1 of this Agreement; or (c) a claim or action against Customer for actual or alleged infringement of any patent, copyright, trade secret or other proprietary rights of any person by the FDR System, FDR services, any proprietary software of FDR provided in connection with this Agreement, any Enhancements or work product created by FDR pursuant to Section 2.8 above, or any part thereof, except to the extent such claim is caused by or arises from (i) Customer's failure to use the FDR System as permitted under this Agreement; (ii) Customer's use of the FDR System or FDR services in combination with other software or systems not expressly authorized by FDR; (iii) if all or part of the FDR System may be used in either a way that does not infringe a United States patent of a third party or in a way that does infringe such patent, any claim alleging infringement by the FDR System due to the way Customer chooses to configure the FDR System, provided that if Customer requests, pursuant to Section 2.8(a), that FDR assist Customer in configuring the FDR System, or that FDR configure the FDR System on Customer's behalf in accordance with Customer's instructions, then FDR will, prior to agreeing in writing pursuant to Section 2.8(a) to furnish such assistance, disclose to Customer all material information relating to any actual infringement claims arising from the requested configuration of which FDR has Actual Knowledge; (iv) services or portions of services where FDR does not provide each and every element of the patented functions of the allegedly infringing process or systems covered or implicated by any of the United States patents within the patent portfolio held by Ronald A. Katz Technology Licensing, LP and any related patents, provided that if Customer requests, pursuant to Section 2.8(a), that FDR assist Customer in configuring the FDR System, or that FDR configure the FDR System on Customer's behalf in accordance with Customer's instructions, then FDR will, prior to agreeing in writing pursuant to Section 2.8(a) to furnish such assistance, disclose to Customer all material information relating to any actual infringement claims arising from the requested configuration of which FDR has Actual Knowledge; (v) the combination of the FDR System or FDR services with software, systems, hardware or processes which are not provided by FDR; or (vi) actual or alleged infringement of United States patent number 5,025,372, titled "System and Method for Administration of Incentive Award Program Through the Use of Credit". For purposes hereof, "Actual Knowledge" means, subject to any applicable confidentiality restrictions, the actual knowledge, as of the date hereof, of the seven attorneys currently employed by FDR in the general counsel's office, of infringement claims involving United States patents which have been made in writing against FDR after December 31, 1999, or which have been made in writing against an FDR customer after December 31, 1999 where a copy of which such writing has been provided to the attorneys in the FDR general counsel's office, and the actual knowledge acquired by the attorneys then employed by FDR in the general counsel's office of infringement claims involving United States patents which may hereafter be made in writing against FDR, or which may hereafter be made in writing against an FDR customer where a copy of such writing has been provided to the attorneys in the FDR general counsel's office, it being understood that the attorneys of the FDR general counsel's office have not and will not be required to undertake any inquiry or review of any other employees or representatives of FDR or of any public records or information from any source whatsoever.

      FDR will, at its own expense, if Customer, its Affiliates or their assigns so request, defend any action or proceeding brought against Customer, its Affiliates or their assigns, in connection with any such liability, claim, demand or dispute. FDR shall not have any obligation to indemnify Customer against any claim, liability, loss or damage that Customer or its assigns or their respective directors, officers, employees or agents may suffer arising solely out of Customer's negligent performance under this Agreement or solely out of the willful misconduct of Customer, its employees or agents.

      5.3 NOTIFICATION. In the event a claim, suit or proceeding by a third party for which indemnification may be available under this Agreement is made or filed against a party or any Entity, the party against which the claim, suit or proceeding is made (the "Indemnified Party"), shall promptly notify the other party (the "Indemnifying Party") in writing of the claim, suit or proceeding. The Indemnifying Party, within thirty (30) days, or such shorter period as is required to avoid any prejudice in the claim, suit or proceeding, after the notice, may elect to defend, compromise, or settle the third party claim, suit or proceeding at its expense. In any third party claim, suit or proceeding which the Indemnifying Party has elected to defend, compromise or settle, the Indemnifying Party shall not after the election be responsible for the expenses, including counsel fees, of the Indemnified Party but the Indemnified Party may participate therein and retain counsel at its own expense. In any third party claim, suit or proceeding the defense of which the Indemnifying Party shall have assumed, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement affecting the Indemnified Party, to the extent that the judgment or settlement involves more than the payment of money, without the written consent of the Indemnified Party. The Indemnified Party shall provide to the Indemnifying Party all information, assistance and authority reasonably requested in order to evaluate any third party claim, suit or proceeding and effect any defense, compromise or settlement.

      5.4 CLAIMS PERIOD. Any claim for indemnification under this Agreement must be made prior to the earlier of:

      (a) One year after the party claiming indemnification becomes aware of the claim, suit or proceeding for which indemnification is claimed or

      (b) With respect to claims for indemnification pursuant to Section 5.2(c), five years after the earlier of the termination of this Agreement or the expiration of the Term of this Agreement; and with respect to all other claims for indemnification, two years after the earlier of the termination of this Agreement or the expiration of the Term of this Agreement.

                                   ARTICLE 6
                             LIMITATION OF LIABILITY

      6.1 LIMITATION ON LIABILITY. (a) Except as provided in Section 6.1(b), the cumulative liability of each party for any loss or damage, for any cause whatsoever (including, but not limited to any representations made by such party pursuant to Section 11.1, Section 11.2 or any other cause arising out of or related to this Agreement) with respect to claims relating to events in any one Processing Year shall not under any circumstances exceed the amount of the Processing Fees paid to FDR pursuant to this Agreement for services performed in the immediately preceding Processing Year, and in the case of Processing Year 1, the Minimum Processing Fees specified in Section 4.5.

      (b) Notwithstanding the limitation of liability provided in Section 6.1
(a), in the event the liability of a party arises as a result of:

            (i) a breach of its obligations under Article 10;

            (ii) in the case of FDR, a claim or action that may be asserted or brought against Customer for which FDR is required to indemnify pursuant to Section 5.2(c) above or relating to software provided by other third-party software vendors;

            (iii) the wrongful intentional misconduct of such party; or

            (iv)  the gross negligence of such party;

then the cumulative liability of such party for any such loss or damage for any cause whatsoever (including, but not limited to, any representations made by such party pursuant to Section 11.1 or Section 11.2, as the case may be) or any other cause arising out of or related to this Agreement with respect to claims relating to events in any one Processing Year shall not under any circumstances exceed two times the amount of the Processing Fees paid to FDR pursuant to this Agreement for services performed in the immediately preceding Processing Year; and in the case of Processing Year 1, two times the Minimum Processing Fee specified in Section 4.5.

      6.2 NO SPECIAL DAMAGES. EXCEPT WITH RESPECT TO LIABILITY ARISING OUT OF A BREACH OF SECTION 6.1(b)(i), (ii) or (iii), IN NO EVENT SHALL FDR OR CUSTOMER BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT FDR OR CUSTOMER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                                    ARTICLE 7
                            DISCLAIMER OF WARRANTIES

EXCEPT AS EXPRESSLY PROVIDED FOR IN SECTION 11.1 HEREIN, FDR SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES. FDR AND CUSTOMER HEREBY AGREE THAT FDR'S OBLIGATIONS TO CUSTOMER ARE RELATED TO FDR PROVIDING SERVICES, THAT THIS AGREEMENT IS A SERVICE AGREEMENT FOR PURPOSES OF THE UNIFORM COMMERCIAL CODE AND THEREFORE THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO THIS AGREEMENT.

                                   ARTICLE 8
                                TERM OF AGREEMENT

      8.1 TERM. This Agreement is effective from the date hereof and shall extend for four (4) Processing Years (the "Original Term"). Processing Year 1 of the Term shall commence on January 1, 2002 and continue through December 31, 2002. For purposes of this Agreement, a Processing Year means Processing Year 1 and each twelve (12) month period commencing on the first day following completion of the immediately-preceding Processing Year and ending on the last day of the twelfth (12th) month thereafter.

      8.2 RENEWAL. After the Original Term, this Agreement shall automatically be renewed for one (1) period of one (1) Processing Year, (a "Renewal Term") unless either party gives the other party written notice at least six (6) months prior to the termination date of the Original Term that the Agreement will not be renewed.

                                   ARTICLE 9
                                  TERMINATION

      9.1 TERMINATION OF AGREEMENT BY FDR. Despite anything to the contrary herein contained, FDR, at its option, may terminate this Agreement under the following circumstances:

      (a) If Customer fails to maintain the account established in Section 4.3 during the Term of this Agreement;

      (b) If FDR is unable to receive payment from Customer because sufficient funds are not available in the account established pursuant to Section 4.3 and Customer, within twenty-four (24) hours after written notice to Customer, fails to provide and maintain sufficient funds in the account to permit FDR to receive full payment from the account or immediately without notice if FDR has the right more than three times in any twelve month period to give notice under this
Section 9.1(b) whether or not the notice is given;

      (c) Immediately without notice upon the termination of Customer's membership in VISA or MasterCard or either of their successors in interest with the effect that Customer has membership in neither VISA nor MasterCard or their respective successors in interest, or if FDR has the right to give notice to MasterCard and VISA (or to one of them if Customer is not then a member of both) under Section 12 whether or not the notice is given (provided, however, that if such notice of termination is effective to a Customer's Affiliate but not Customer, then such termination shall not give FDR the right to terminate this Agreement in relation to Customer or to any other Customer's Affiliate);

      (d) If Customer fails to pay any Daily Amount when required under Article 12 of this Agreement and does not cure the failure within four (4) hours after written notice to Customer of the failure or immediately without notice if FDR has the right more than three times in any twelve month period to give notice under this Section 9.l(d) whether or not the notice is given;

      (e) If Customer fails to pay any amount due under this Agreement which does not give rise to the right to terminate under any other provision of this
Section 9 within twenty-four (24) hours after written notice to Customer of its failure to pay the amount;

      (f) Upon twenty-four (24) hours notice by FDR if FDR has terminated Interchange Settlement of transactions on behalf of Customer pursuant to Section 12 for more than ten (10) consecutive days or for more than twenty (20) days in any Processing Year;

      (g) Immediately without notice to Customer, if any Insolvency Event occurs with respect to Customer.

The rights of FDR to terminate under this Section 9 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

      9.2 TERMINATION BY CUSTOMER. Despite anything to the contrary herein contained, Customer, at its option, may terminate this Agreement under the following circumstances:

      (a) Immediately without notice to FDR in the event any Insolvency Event occurs with respect to FDR;

      (b) Pursuant to the provisions of Section 13.2, with respect to the Performance Standards; and

      (c) Immediately upon notice to FDR, if FDR, in connection with a merger or acquisition, acquires, directly or indirectly: (i) substantially all of the assets of a competitor of Customer; or (ii) more than fifty percent (50%) of the outstanding voting stock of a competitor of Customer. For purposes of this
Section 9.2(c), a competitor of Customer shall be defined as each of the top fifty commercial card issuers based on managed balances as set forth on the most recently published (determined as of the date of the acquisition) Nilson list of credit card issuers, or, if such list shall cease to exist, on the Faulkner and Gray list of credit card issuers, or, if such list shall cease to exist, on the American Banker list of credit card issuers.

The rights of Customer to terminate under this Section 9.2 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

      9.3 EFFECT OF TERMINATION. Upon the termination of this Agreement, FDR shall have no further obligation to provide services to Customer and all outstanding unpaid amounts due and owing to FDR under the terms of this Agreement shall become immediately due and payable and any amount due to Customer for services provided in the Processing Year in which this Agreement is terminated shall become immediately due and payable by FDR. The termination of this Agreement shall not affect the following:

      (a) The obligation of Customer to pay for services rendered or any other obligation or liability owing or which becomes owing under this Agreement whether the obligations arise prior to or after the date of termination, including the obligations to make the payments provided in Sections 9.4, 12.11 and Article 4.

      (b) Any rebate or other payment due to Customer for services provided in the Processing Year in which this Agreement is terminated.

      (c) The obligations in Section III of Exhibit A in connection with the InfoSight Software;

      (d) The provisions of Article 5 or any other indemnification obligations of either party;

      (e) The provisions of Article 6;

      (f) The provisions of Article 7;

      (g) The provisions of Article 10 or any other confidentiality obligations of either party;

      (h) The obligation of FDR to provide Deconversion assistance as provided in Section 9.6;

      (i) The obligation of FDR to provide services under this Agreement following receipt of the notice of termination and prior to the effective date of the termination of the Agreement and until Deconversion is complete; and

      (j) The license in the Enhancements granted pursuant to Section 2.8(b) above and the rights in information and materials incident to Evolve Customer Modifications which are recognized in Section III.E. (2)(b)(ii) of Exhibit "A".

      9.4 PAYMENTS UPON TERMINATION. Despite anything in this Agreement to the contrary, if FDR terminates this Agreement pursuant to Section 9.1 at any time prior to the expiration of the Term, Customer shall pay to FDR upon the termination, and prior to Deconversion, an amount equal to the sum of:

      (a) Minimum Processing Fees, as set forth in Section 4.5, for the Processing Year in which the termination occurs (after crediting Customer for any Processing Fees paid for services provided in the Processing Year); and

      (b) Liquidated Damages calculated as set forth in Section 9.5.

      9.5 LIQUIDATED DAMAGES. (a) The prices for services under this Agreement were determined by mutual agreement based upon certain assumed volumes of processing activity and the length of the Term of this Agreement.

      (b) Customer acknowledges that without the certainty of revenue from the Minimum Processing Fees provided in Section 4.5, FDR would have been unwilling to provide processing services at the prices set forth in this Agreement.

      (c) The parties agree it would be difficult or impossible to ascertain FDR's actual damages for a termination by FDR pursuant to Section 9.1 hereof before the end of the Term. The parties further agree that an amount equal to the sum of (i) 25% of the sum of the present values of the Minimum Processing Fees in each full Processing Year which remains during the Term of this Agreement, plus (ii) the product of $8,500 multiplied by the number of months, if any, which remain in the Original Term (the "Liquidated Damages") is a reasonable estimation of the actual damages which FDR would suffer if FDR were to fail to receive the processing business for the full Term.

      (d) In determining the present value of any amount, an interest rate equal to the three (3) month Treasury Bill Rate, as quoted by The Wall Street Journal as the rate in effect on the date on which termination occurs, shall be assumed and the payments shall be assumed to be made on the first day of each Processing Year.

      (e) The parties hereby agree that (i) no later than nine (9) months prior to Deconversion FDR shall provide Customer a good faith estimate of the Liquidated Damages owed to FDR by Customer for a termination hereunder and that Customer shall pay 50% of such estimated amount six (6) months prior and the balance of such estimated amount three (3) months prior to Deconversion; (ii) no later than 90 days after the completion of Deconversion, FDR shall provide Customer a calculation of actual Liquidated Damages owed to FDR by Customer for a termination hereunder (accompanied by appropriate worksheets and backup documentation) and (iii) no later than 30 days after the receipt by Customer of such calculation, Customer shall pay to FDR the amount by which the calculated amount exceeds the estimated amount or, alternatively, FDR shall pay to Customer the amount by which the estimated amount exceeds the calculated amount.

      (f) Each party acknowledges and agrees, after taking into account the terms of this Agreement and all relevant circumstances at the date hereof, that the Liquidated Damages payable under this Section 9.5 represent a reasonable and genuine pre-estimate of the damages which would be suffered by FDR in the event of early termination of this Agreement and do not constitute a penalty.

      (g) Despite the foregoing, nothing in this Agreement shall limit FDR's right to recover from Customer:

            (i) any amounts advanced by FDR on behalf of Customer or for Interchange Settlement;

            (ii) any amounts for which Customer is liable other than for Processing Fees; or

            (iii) any payment under any provision for indemnification under this Agreement.

      (h) Nothing in this Agreement shall limit the right of any party to this Agreement to seek injunctive relief, to the extent available, in respect of breaches of this Agreement.

      (i) Despite the foregoing, nothing in this Agreement shall limit Customer's right to recover from FDR any payment under any provision for indemnification under this Agreement.

      9.6 DECONVERSION. Upon the termination for any reason or the expiration of this Agreement, Customer and FDR shall mutually, expeditiously and in good faith proceed to agree upon and document a Deconversion project plan, which the parties contemplate may involve a six (6) to nine (9) month time frame for completion and implementation. As part of the Deconversion project plan, FDR shall perform, and Customer shall pay FDR, at FDR's then current rates, for system and programming related activities required to accomplish the Deconversion and for all costs and expenses, including postage or shipping costs, associated with transferring Customer's files from the FDR System to the internal or third-party provided data processing system which Customer has selected, and of complying with Section 10.1, provided, however, that if this Agreement is terminated by Customer pursuant to Section 9.2(a), 9.2(b) or 9.2(c), then FDR shall pay for all activities completed by FDR in order to accomplish the Deconversion and for all costs of FDR, including postage or shipping, associated with complying with
Section 10.1. In connection with the services which FDR is required to perform, FDR shall transfer all Customer data and the data of files in machine-readable magnetic tape media, including but not necessarily limited to, as applicable, the following files and any new data files that may be incorporated into this
Agreement: Cardholder Master Files, Company Master Files, Merchant Master Files, Agent Bank Master Files, Cardholder Revolving Transaction Files, CIS Memo Files, CIS Statement Files, Collection Files, MSR Files and Non-Monetary Files (if applicable). FDR agrees to assign, at no additional charge, a project coordinator in connection with the Deconversion. In addition, upon (i) transfer by Customer of any accounts from the FDR System to a third party, (ii) abandonment or deletion by Customer (or by FDR, MasterCard or VISA on behalf of Customer) of any BIN or ICA of Customer relating to accounts from the FDR System, or (iii) manual removal by Customer of any accounts from the FDR System, except in connection with the CCAD Implementation or a termination of this Agreement by Customer as provided above, Customer shall pay FDR, at FDR's then current rates, for each activity completed by FDR in order to accomplish the Deconversion of affected accounts, including systematic stripping and removal of all such account information from the FDR System.

                                   ARTICLE 10
                           CONFIDENTIAL NATURE OF DATA

      10.1 CUSTOMER'S PROPRIETARY INFORMATION. FDR agrees to return to Customer upon the expiration or termination of this Agreement, and within 45 days after written request from Customer, all or any requested portion of the proprietary and confidential data of Customer including, without limitation, the data listed below ("Customer's Masterfiles"):

            Cardholder Master Files           CIS Memo Files
            Cardholder Flap Files             CIS Statement Files
            CIF File                          Monetary History
            Collection Master Files           Cardholder Revolving
            Additional Names Master Files     Transaction Files
            PIN File                          Company Master Files
            Live Authorizations               PCF Files
            Monthly Statement Record (MSR)    Quarterly MSR Files (RDT) and any
            Files                             other Customer files created

FDR shall not obtain any proprietary rights or right of use (except such use as is necessary for FDR to perform its obligations under this Agreement) in any proprietary or confidential information concerning Customer, including without limitation, Customer's Masterfiles, Customer's investments, products, services, financial plans, strategies and customer data (including, without limitation, names, addresses and any other characteristics, identifying information or aspects of the past, present or prospective customers of Customer, including any customer information subject to the Gramm-Leach-Bliley Act or similar federal or state laws regarding privacy or security of customer information, and their implementing regulations or agency guidances); software, systems, system architecture, methodologies, data and data formats; any intellectual property of any third party licensed to or held or used by Customer, and any confidential information of a third party held by Customer; and any documentation related to each of the foregoing, whether transmitted or conveyed digitally, orally, in writing, in the form of drawings, or perceived or observed by FDR while performing services, and whether provided by Customer and/or its Affiliates prior to the date of this Agreement or provided during the term of this Agreement ("Customer's Proprietary Information").

      10.2 FDR'S PROPRIETARY INFORMATION. FDR shall retain sole and exclusive ownership in all works of authorship, ideas, concepts, know-how and inventions, whether or not patentable, created or conceived by FDR in the course of providing the services under this Agreement; however, Customer shall have the limited license and other rights which are referenced in Section 9.3(j) above. Customer acknowledges that FDR, in its sole discretion, may provide to other customers, similar services to those outlined in this Agreement utilizing any of the intellectual property owned or licensed by FDR as referenced in this Agreement. Customer shall not obtain any proprietary rights in any proprietary or confidential information which has been or is disclosed to Customer by FDR, including without limitation, any data or information that is a trade secret or competitively sensitive material, whether owned or licensed or otherwise provided by FDR; User Manuals; screen displays and formats; computer software; methodologies; systems; products; system architecture; documentation related to each of the foregoing, in each case, whether owned, licensed or otherwise provided or used by FDR; software performance results; flow charts and other specifications (whether or not electronically stored); FDR data and data formats (collectively, "FDR's Proprietary Information") whether any of the materials are developed or purchased specifically for performance of this Agreement or otherwise. Customer agrees to return to FDR all of FDR's Proprietary Information upon the expiration or termination of this Agreement.

      10.3 CONFIDENTIALITY OF AGREEMENT. Except as required by law, Customer, FDR and its Affiliates shall keep confidential and not disclose, and shall cause their respective directors, officers, employees, representatives, agents and independent contractors to keep confidential and not disclose, any of the terms and conditions of this Agreement to any third party without the prior written consent of the other party. Each party will restrict access to the Agreement to those employees, representatives, agents and independent contractors who have a "need to know" with respect to their employment or engagement.

      10.4 CONFIDENTIALITY. FDR and Customer agree to maintain Customer's Proprietary Information and FDR's Proprietary Information, respectively, in strict confidence. Without limiting the generality of the foregoing, FDR and Customer each agree:

      (a) Not to disclose or permit any other person or Entity access to Customer's Proprietary Information or FDR's Proprietary Information, as appropriate, except that disclosure or access shall be permitted to an employee, officer, director, agent, representative, external or internal auditors or independent contractor of the party requiring access to the same in the course of his or her employment or services or to supervisory or regulatory authorities of Customer or FDR;

      (b) To ensure that its employees, officers, directors, agents, representatives and independent contractors are advised of the confidential nature of Customer's Proprietary Information and FDR's Proprietary Information, as appropriate, and are precluded from taking any action prohibited under this
Article 10, provided that in any event Customer and FDR shall each be liable for any breach of this Article 10 by their respective employees, officers, directors, agents, representatives and independent contractors;

      (c) Not to alter or remove any identification, copyright or proprietary rights notice which indicates the ownership of any part of Customer's Proprietary Information or FDR's Proprietary Information, as appropriate; and

      (d) To notify the other promptly and in writing of the circumstances surrounding any possession, use or knowledge of Customer's Proprietary Information or FDR's Proprietary Information, as appropriate, at any location or by any Entity other than those authorized by this Agreement.

      10.5 RELEASE OF INFORMATION. Despite the foregoing, Customer agrees that Customer's Proprietary Information may be made available to VISA, MasterCard or to supervisory or regulatory authorities of Customer upon the written request of any of the foregoing, and FDR agrees that FDR's Proprietary Information may be made available by Customer to VISA, MasterCard or to supervisory or regulatory authorities of Customer upon written request of any of the foregoing. Each party which releases the other's Proprietary Information pursuant to this Section 10.5 shall provide the other party with reasonable prior written notice of each such release, unless the release is in the ordinary course of business as contemplated by this Agreement.

      10.6 EXCLUSIONS. Nothing in this Article 10 shall restrict either party with respect to information or data identical or similar to that contained in Customer's Proprietary Information or FDR's Proprietary Information, as appropriate, but which:

      (a) That party rightfully possessed before it received the information from the other as evidenced by written documentation;

      (b) Subsequently becomes publicly available through no fault of that party;

      (c) Is subsequently furnished rightfully to that party by a third party (no Affiliate of FDR or Customer shall be considered to be a third party) not known to be under restrictions on use or disclosure;

      (d) Is independently developed by an employee, agent or contractor of such party; or

      (e) Is required to be disclosed by law, regulation or court order, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure.

      10.7 REMEDY. In the event of any breach of this Article 10, the parties agree that the non-breaching party will suffer irreparable harm and the total amount of monetary damages for any injury to the non-breaching party from any violation of this Article 10 will be impossible to calculate and will therefore be an inadequate remedy. Accordingly, the parties agree that the non-breaching party shall be entitled to temporary and permanent injunctive relief against the breaching party, its employees, officers, directors, agents, representatives or independent contractors, and the other rights and remedies to which the non-breaching party may be entitled at law or in equity and under this Agreement for any violation of this Article 10. The provisions of this Article 10 shall survive the expiration or termination of this Agreement.

                                   ARTICLE 11
                                 REPRESENTATIONS

      11.1 FDR'S REPRESENTATIONS. FDR represents and warrants that:

      (a) It is a corporation validly organized and existing under the laws of the State of Delaware;

      (b) It has full power and authority under its organizational documents and the laws of the State of Delaware to execute and deliver this Agreement and to perform its obligations hereunder;

      (c) It has by proper action duly authorized the execution and delivery of this Agreement and when validly executed and delivered this Agreement shall constitute a legal, valid and binding Agreement of FDR enforceable in accordance with its terms;

      (d) The execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under its organizational documents or under the terms and conditions of any documents, agreements or other writings to which it is a party;

      (e) It has, and for the Term of this Agreement, will continue to have the right to use all software and documentation it uses in connection with the FDR System, the right to grant to Customer the license or right to use, for purposes and in the manner set forth in this Agreement, all software and documentation licensed to Customer by FDR under this Agreement, and the right to provide to Customer any other software, services or documentation provided or made available by FDR in connection with this Agreement;

      (f) The FDR System and all software developed or provided by FDR in connection with this Agreement will: (i) at a minimum perform in accordance with the Performance Standards set forth in Exhibit "C" and (ii) be modified if such modifications are required by the applicable operating rules of VISA and MasterCard relating to the business of Customer as soon as practicable after FDR has been notified of such modifications by VISA or MasterCard; provided, however, that if such modifications cannot reasonably be implemented, then FDR shall provide Customer with reasonable alternatives to allow Customer to comply with such requirements; and

      (g) It will perform all services under this Agreement in a professional manner, consistent with generally accepted standards in FDR's industry.

      11.2 CUSTOMER'S REPRESENTATIONS. Customer represents and warrants that:

      (a) It is an Industrial Loan Corporation validly organized and existing under the laws of the State of Utah;

      (b) It has full power and authority under its organizational documents and the laws of the State of Utah to execute and deliver this Agreement and to perform its obligations hereunder;

      (c) It has by proper action duly authorized the execution and delivery of this Agreement and when validly executed and delivered this Agreement shall constitute a legal, valid and binding agreement of Customer enforceable in accordance with its terms; and

      (d) The execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under its organizational documents or under the terms and conditions of any documents, agreements or other writings to which it is a party.

                                   ARTICLE 12
                             TRANSACTION SETTLEMENT

      12.1 INTERCHANGE SETTLEMENT ACCOUNT. In order for FDR to provide its services to Customer pursuant to this Agreement, it is necessary for FDR to handle and settle Interchange Settlement for Customer through the international Interchange networks of MasterCard and VISA. It shall be the responsibility of Customer to provide ICA and BIN numbers from MasterCard and VISA, respectively, for use by FDR in the settlement of transactions for Customer. Customer understands that FDR handles the Interchange Settlement with MasterCard and VISA for its clients including Customer on a net settlement basis (the "Settlement System"). To facilitate the Settlement System, FDR has established, will establish or will direct Customer to establish and may in the future establish or direct Customer to establish one or more interchange settlement Central Clearing Accounts (collectively the "Settlement Account") at one or more banks.

      12.2 TRANSFER OF FUNDS. FDR shall calculate and inform Customer on each business day of the amount of funds to be transferred (the "Daily Amount") as the result of (a) current transaction processing, and (b) funding required for incoming transactions of Customer. If the Daily Amount is negative, Customer must transfer to the Settlement Account, by the close of business of the Federal Reserve System in New York, an amount equal to the Daily Amount. If the Daily Amount is positive, FDR will transfer to Customer, or will cause MasterCard or VISA to transfer to Customer, immediately available funds equal to the Daily Amount prior to the close of business of the Federal Reserve System in New York on such date.

      12.3 DAILY AMOUNT. The Daily Amount shall equal:

      (a) The Net Settlement Amount for Customer, plus

      (b) The amount necessary to fund incoming Interchange transactions not yet processed, determined in accordance with the FDR Settlement Rules, minus

      (c) The amount previously advanced by Customer with respect to prior incoming Interchange transactions for which processing is complete.

      12.4 FAILURE TO TRANSFER. In the event of the failure of Customer on any business day when required by the terms of this Agreement or the FDR Settlement Rules, to transfer the Daily Amount to the Settlement Account, FDR may refuse, without incurring any liability to Customer, to act as Customer's agent in discharging any VISA or MasterCard Interchange obligations of Customer and shall have the right to immediately notify MasterCard and VISA that it will no longer cause the MasterCard or VISA Interchange obligations of Customer to be discharged. In addition to the foregoing, FDR may take such actions with respect to Customer's obligations under the Settlement System as FDR deems reasonable to protect FDR or its customers from any loss arising from Customer's non-payment of the Daily Amount.

      12.5 SETTLEMENT LATE PAYMENT FEE. In addition to any other provisions in this Agreement, in the event of Customer's failure to transfer or make available the Daily Amount for any business day, Customer shall pay to FDR a late payment fee (the "Settlement Late Payment Fee") which shall be equal to the amount Customer would have been required to pay as a late payment fee under MasterCard and VISA rules. The amount shall be calculated in accordance with the rules and shall continue to accrue until FDR shall have received the Daily Amount from Customer. Settlement Late Payment Fees shall be paid to FDR based upon the rules even though FDR may have elected to make settlement with MasterCard or VISA in a timely manner on behalf of Customer. If FDR has received funds from VISA and/or MasterCard as a result of Interchange Settlement on behalf of Customer and fails to make available the Daily Amount to Customer, FDR shall pay to Customer a late payment fee based on the Daily Amount calculated in the same manner as the Settlement Late Payment Fee.

      12.6 NO INDEPENDENT OBLIGATION. The obligation of FDR to discharge any VISA or MasterCard Interchange obligations of Customer shall be solely as an agent of Customer in accordance with the terms and provisions of this Agreement and the FDR Settlement Rules. FDR shall have no independent obligation with respect to the discharge of the Interchange obligations of Customer.

      12.7 VIOLATION OF RULES. In the event that MasterCard or VISA shall notify FDR of any material violation of the rules and regulations of MasterCard or VISA, relating to Customer or transactions processed for Customer, FDR shall have the right, without liability to Customer, to terminate Interchange Settlement of transactions on behalf of Customer under this Agreement until such time as FDR shall have been notified by MasterCard or VISA that the violation has been corrected.

      12.8 RELIANCE ON OTHER PARTIES. Customer acknowledges that performance of Interchange Settlement involves the settlement of certain of Customer's transactions jointly and on a combined net basis with the settlement of transactions of other customers of FDR. Accordingly, the payment or receipt by FDR of settlement monies on behalf of Customer may be dependent on equivalent payments or receipts being received or made by or for other customers of FDR and in respect of transactions involving Transaction Cards issued by such other customers. FDR and Customer will cooperate and use all reasonable resources to identify the reason for any settlement failure and shall attempt to work to its resolution.

      12.9 COMPLIANCE WITH INSTRUCTIONS. FDR shall be entitled without further inquiry to execute or otherwise act upon (a) instructions or information or purported instructions or information received through the MasterCard and VISA payment systems and instructions or information, or (b) purported instructions or information received in accordance with the MasterCard and VISA rules or settlement manuals otherwise than through the payment systems or in accordance with the FDR Settlement Rules notwithstanding that it may afterwards be discovered that the instructions or information were not genuine or were not initiated by

Customer. Such execution or action shall constitute a good discharge to FDR, and FDR shall not be liable for any liability, damage, expense, claim or loss (including loss of business, loss of profit or exemplary, punitive, special, indirect or consequential damages of any kind) whatsoever arising in whatever manner, directly or indirectly, from or as a result of the execution or action.

      12.10 RESTRICTIONS ON SETOFF. Customer agrees to discharge its Interchange Settlement obligations to FDR under this Article 12 in full and on first written demand waiving any defense, setoff or right of counterclaim (without prejudice to the ability of Customer to pursue these independently) and notwithstanding any act or omission or alleged act or omission or any insufficiency or deficiency that there is or has been or that may be alleged in the performance by FDR of its obligations under this Agreement or otherwise. FDR agrees, however, that it shall not setoff against any payment to be made by it to Customer pursuant to this Article 12 any amount due and payable by Customer to FDR (without prejudice to the ability of FDR to pursue these independently) other than amounts due and payable by Customer to FDR pursuant to this Article 12.

      12.11 TRAILING ACTIVITY. If Customer terminates this Agreement or if Customer ceases to obtain processing services from FDR under this Agreement in a manner which results in fees or charges relating to Customer's Accounts continuing to be included as a part of FDR's net settlement with MasterCard or VISA, FDR may obtain daily payment from the Settlement Account established under
Section 12 or Customer will provide FDR immediately upon notice with access to an account of Customer's funds, not requiring signature, which FDR may draw upon in order to receive payment for such fees and charges. FDR will provide Customer with documentation for all fees and charges paid on behalf of Customer.

      12.12 DELETION, TRANSFER OR ABANDONMENT OF BINS AND ICAS. Customer will notify FDR in writing at least one hundred twenty (120) days prior to any transfer or closing of all Customer Accounts on the FDR System associated with a BIN or ICA belonging to Customer or the redirection of any BIN or ICA by Customer to another processing system. Such notice shall include an instruction to FDR to initiate a systematic removal from the FDR System of account information associated with that BIN or ICA, which Customer shall be obligated to pay for in accordance with Section 9.6 of this Agreement. Customer will comply with all rules, regulations and policies of MasterCard and VISA with respect to removal or deletion of unused or abandoned BINs or ICAs. In the event that Customer fails to comply with such rules, regulations and policies, or fails to provide the foregoing notice to FDR, Customer hereby authorizes FDR, as its agent, to (i) request MasterCard or VISA to delete the BIN or ICA, and (ii) remove all account information associated with the BIN or ICA from the FDR System at Customer's expense, in accordance with Section 9.6 of this Agreement. Customer shall be responsible, and will reimburse FDR, for any loss, expense or other cost associated with or arising from abandoned or unused BINs and ICAs, including trailing activity, fraudulent use or other similar costs.

                                   ARTICLE 13
                              PERFORMANCE STANDARDS

      13.1 FDR'S PERFORMANCE. While this Agreement is in effect, FDR shall at all times maintain the necessary telephone lines, computer capacity and staff necessary to provide services in accordance with the performance standards set forth in Exhibit "C" (the "Performance Standards").

      13.2 PERFORMANCE REPORTS. (a) As soon as practicable, but in no event later than the twenty-fifth (25th) day of each calendar month, FDR agrees to provide Customer with a monthly report setting forth its actual performance during the just concluded calendar month with respect to the key measurement of each Performance Standard set forth in Exhibit "C". FDR management will review the monthly reporting package provided to Customer, for accuracy. On an annual basis, FDR and Customer will review the Performance Standards set forth in Exhibit "C" and, if agreed, will update and revise the key measurements and/or Performance Standards to reflect any change in Customer's business needs or technology improvements by FDR. From time to time, as new products and services (including interfaces) are utilized by Customer, FDR and Customer mutually agree to consider adding the appropriate metrics to Exhibit C in respect of such new products and services, and to revise this Article 13 as appropriate.

      (b) The Performance Standards set forth in Exhibit "C" are divided into two Categories. FDR's performance with respect to the Performance Standards in each Category during the just concluded calendar month will be managed as follows: (i) Category I - Achievement by FDR of all four (4) of the Category I Performance Standards constitutes a Successful Month for which Customer will pay FDR a service level agreement ("SLA") incentive payment equal to one percent (1%) of the Processing Fees (but not to exceed $10,000) payable by Customer for such month ("Monthly Processing Fees"); failure by FDR to achieve any one (1) of the Category I Performance Standards constitutes a Failed Month for which FDR will pay Customer an SLA remedy payment equal to one percent (1%) of Monthly Processing Fees (but not to exceed $10,000); and (ii) Category II - Achievement by FDR of all ten (10) Category II Performance Standards constitutes a Successful Month for which Customer will pay FDR an SLA incentive payment equal to one-half of one percent (.5%) of Monthly Processing Fees (but not to exceed $5,000); failure by FDR to achieve any five (5) of the Category II Performance Standards constitutes a Failed Month for which FDR will pay Customer a remedy payment equal to one-half of one percent (.5%) of Monthly Processing Fees (but not to exceed $5,000). All SLA incentive payments payable by Customer and all SLA remedy payments payable by FDR with respect to any month will be netted. Any resulting net SLA incentive payment will be billed and any resulting net SLA remedy payment will be credited to Customer on Customer's next monthly invoice following quarter end. For a period of three (3) months from the date of this Agreement, no remedy or incentive payments will be exchanged related to or for Category II Performance Standards.

      (c) If, during any twelve (12) consecutive months, FDR's actual performance is less than or equal to the termination performance level (i) for any Category I Performance Standard in any three (3) months or (ii) for any Category II Performance Standard in a total of five (5) months (provided, however, that any month in which FDR's performance is less than or equal to the termination performance level with respect to Performance Standards in both Category I and Category II shall be included only in the number of months required for termination with respect to the Category I Performance Standard), then Customer, at its election, may terminate this Agreement; provided that this termination option is exercised by Customer by written notice to FDR within ninety (90) days after the receipt by Customer of the monthly performance report for such third or fifth month, as applicable. In such event, the Deconversion associated with such termination by Customer shall be commenced not more than nine (9) months following Customer's delivery of such notice of termination to FDR and shall be concluded not more than eighteen (18) months following Customer's delivery of such notice of termination to FDR.

      (d) Customer hereby agrees that due to the difficulty of determining and calculating its damages upon FDR's failure to perform in accordance with the Performance Standards, the remedy payments and/or termination upon FDR failure as set forth herein are Customer's sole and exclusive remedies and that Customer elects to waive any and all other remedies to which Customer might otherwise be entitled under this Agreement, at law or in equity, except as expressly provided in Section 5.2.

      (e) Consistent with their prior course of dealing, FDR and Customer will work together in good faith to resolve any issues which may from time to time arise with respect to FDR's performance of the services provided pursuant to this Agreement.

                                   ARTICLE 14
                                     GENERAL

      14.1 ASSIGNMENT. Except as otherwise provided herein, the rights and obligations of FDR under this Agreement are personal and not assignable, either voluntarily or by operation of law, without the prior written consent of Customer which consent shall not be unreasonably withheld; provided, however, FDR may assign this Agreement to an Affiliate or to an Entity which acquires (by merger, consolidation, sale of assets or otherwise) all or substantially all of the assets of the business to which this Agreement relates upon thirty (30) days' prior written notice to Customer without the prior written consent of Customer, provided that such Affiliate or acquiring Entity is, in the reasonable judgment of Customer, in a financial condition equal to or better than FDR. Except as otherwise provided herein, the rights and obligations of Customer under this Agreement are personal and not assignable, either voluntarily or by operation of law, without the prior written consent of FDR, which consent shall not be unreasonably withheld; provided, however, that Customer may assign this Agreement to an Affiliate of Customer or to an Entity which acquires (by merger, consolidation, sale of assets or otherwise) all or substantially all of the assets of the business to which this Agreement relates after delivering written notice to FDR at least thirty (30) days prior to the effective date of such assignment if such Affiliate or acquiring Entity is a member of VISA and/or MasterCard as appropriate and the financial condition of the Affiliate or acquiring Entity to which this Agreement shall be assigned is, in the reasonable determination of FDR, equal to or better than the financial condition of Customer at the time Customer elects to make such assignment.

      14.2 RELATIONSHIP OF PARTIES. Nothing contained in this Agreement shall be deemed or construed by the parties, or by any third party, to create the relationship of partnership or joint venture between the parties hereto, it being understood and agreed that neither the method of computing compensation nor any other provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of independent parties contracting for services and, for purposes of Interchange Settlement only, the relationship of principal and agent as set forth in Section
12. Neither Customer nor FDR has, and shall not hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other except as specifically provided in connection with the Interchange Settlement.

      14.3 BUSINESS CONTINUITY PLAN. FDR has created a business continuity plan (the "Business Continuity Plan"). By September 30 of each year FDR shall provide Customer with a written summary of such Business Continuity Plan and will provide Customer with a summary of the results of performance tests performed for other FDR customers. Despite the foregoing, FDR reserves the right to change such Business Continuity Plan from time to time during the Term of this Agreement. At any time, upon Customer's request, FDR shall explain all changes made to the Business Continuity Plan. Any such change shall not degrade the quality of the Business Continuity Plan in a manner which has a material, adverse impact on the services provided hereunder. FDR will undertake and make all revisions to its Business Continuity Plan which are necessary to meet regulatory agency contingency planning criteria. FDR's Business Continuity Plan includes a time frame schedule for recovering critical business functions. FDR will not discriminate against Customer by reason of size.

      14.4 STATE LAW. This Agreement shall be governed by the laws of the State of Nebraska as to all matters including validity, construction, effect, performance and remedies without giving effect to the principles of choice of law thereof. With respect to any claim arising out of this Agreement, Customer irrevocably waives any objection which it may have at any time to the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the courts of the State of Nebraska and the United States District Court located in the city of Omaha, Nebraska and Customer further waives any claim that such suit, action or proceeding is brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over Customer. For purposes of any such suit, action or proceeding Customer agrees that any process to be served in connection therewith shall, if delivered, sent or mailed in accordance with Section 14.5, constitute good, proper and sufficient service thereof.

      14.5 NOTICE. All notices which either party may be required or desire to give to the other party shall be in writing and shall be given by personal service, telecopy, registered mail or certified mail (or its equivalent), or overnight courier to the other party at its respective address or telecopy telephone number set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the party to be notified. Notices delivered by telecopy shall be confirmed in writing by overnight courier and shall be deemed to be given upon actual receipt by the party to be notified.

If to FDR:              First Data Resources Inc.
                        10825 Farnam Drive
                        Omaha, Nebraska  68154
                        Attn: President
                        Telecopy Number: 402-222-7334

With a copy to:         First Data Resources Inc.
                        10825 Farnam Drive
                        Omaha, Nebraska  68154
                        Attn: General Counsel
                        Telecopy Number: 402-222-7700

If to Customer:         Advanta Bank Corp.
                        11850 South Election Road
                        Salt Lake City, Utah  84020
                        Attn: Jeff Beck
                               President

With a copy to:         Advanta Corp.
                        Welsh and McKean Roads
                        Spring House, Pennsylvania 19477
                        Attn: Senior Vice President
                               Operations

And with an additional  Advanta Corp.
copy to:                Welsh and McKean Roads
                        Spring House, Pennsylvania  19477
                        Attn: Senior Vice President
                             and General Counsel

A party may change its address or addresses set forth above by giving the other party notice of the change in accordance with the provisions of this section.

      14.6 HEADINGS. The section headings in this Agreement are solely for convenience and shall not be considered in its interpretation. The recitals set forth on the first page of this Agreement are incorporated into the body of the Agreement. The Exhibits referred to throughout this Agreement are attached to this Agreement and are incorporated into this Agreement. Unless the context clearly indicates, words used in the singular include the plural, words in the plural include the singular and the word "including" means "including but not limited to."

      14.7 WAIVER. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not affect in any way the full right to require the performance at any subsequent time. The waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of the provision itself. Any course of performance shall not be deemed to amend or limit any provision of this Agreement.

      14.8 FORCE MAJEURE AND RESTRICTED PERFORMANCE. If performance by either party of any service or obligation under this Agreement, including Deconversion, is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, failure of MasterCard or VISA, failure or delay in receiving electronic data, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo, or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act or omission whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of such party, the parties shall perform their obligations pursuant to the Business Continuity Plan described in
Section 14.3 and such party shall be excused from the performance to the extent of the prevention, restriction, delay or interference; provided, however, that if non-performance or substandard performance on the part of FDR would, under the other provisions of this Agreement, give Customer the right to terminate this Agreement, Customer shall continue to have that right. As a condition to continuing to perform embossing services for card issuing members of VISA, FDR was required to enter into VISA Card Personalization Agreements (the "VISA Agreements"). Under certain circumstances VISA is permitted, pursuant to the VISA Agreements, to temporarily or permanently prevent or restrict FDR's right to perform embossing services for card issuing members of VISA. Customer hereby agrees that if, as a result of VISA exercising its rights under the VISA Agreements with no default on the part of FDR, FDR is prevented or restricted by VISA from performing embossing services for Customer, then FDR shall be excused from the performance of such embossing services to the extent of such prevention or restriction by VISA. FDR will give Customer prompt notice of any assertion of this right by VISA and of any complaint by VISA or MasterCard that could lead to a disruption of services by FDR.

      14.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision.

      14.10 AUDIT. From time to time during the Term of this Agreement, FDR will engage a third party, selected by FDR, to perform an audit of the electronic data processing environment maintained by FDR to provide the services contemplated under this Agreement. FDR shall provide Customer with a copy of the results of the audit if Customer requests a copy in writing.

      14.11 RISK OF LOSS. Customer shall be responsible for any and all risk of loss to any tangible item (a) provided by FDR for Customer (including without limitation statements and embossed cards) upon the delivery of such items to the U.S. Postal Service or such other courier as Customer may select, and (b) provided by Customer to FDR until actual receipt of such items by FDR. It is expressly understood that the U.S. Postal Service and any courier selected by Customer are the agents of Customer and not FDR.

      14.12 EQUAL EMPLOYMENT OPPORTUNITY. FDR will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, disability, age or veteran status as ordered by the Secretary of Labor pursuant to Section 202 of Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, and Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974.

      14.13 INFORMAL DISPUTE RESOLUTION. Any controversy or claim between FDR, on the one hand, and Customer on the other hand, arising from or in connection with this Agreement or the relationship of the parties under this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise, ("Dispute") shall be resolved as follows:

      (a) Upon written request of either FDR, on the one hand, or Customer, on the other hand, the parties will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

      (b) The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.

      (c) Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:

            (i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

            (ii) the expiration of the thirty (30) day period immediately following the initial request to negotiate the Dispute;

            (iii) the expiration of the sixty (60) day period immediately following notice from Customer of a dispute with respect to the accuracy of the volumes, transaction types or prices associated with all or any portion of an amount (as indicated on the appropriate invoice) drawn from Customer's account in accordance with the provisions of Section 4.5;

provided, however, that this Section 14.13 will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 10.7.

      14.14 ARBITRATION. (a) If the parties are unable to resolve any Dispute as contemplated by Section 14.13, such Dispute shall be submitted to mandatory and binding arbitration at the election of either FDR, on the one hand, or Customer, on the other hand (the "Disputing Party"). Except as otherwise provided in this
Section 14.14, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").

      (b) To initiate the arbitration, the Disputing Party shall notify the other party in writing (the "Arbitration Demand"), which shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of the claim,
(iii) specify the requested relief and (iv) name an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) is not then an employee of Customer or FDR or an employee of an Affiliate of either Customer or FDR, and (C) is experienced in representing clients in connection with commercial agreements (the "Basic Qualifications"). Within thirty (30) days after the other party's receipt of the Arbitration Demand, such other party shall file, and serve on the Disputing Party, a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such party; (ii) asserting any counterclaim, which shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief; and (iii) naming a second arbitrator satisfying the Basic Qualifications. Promptly, but in any event within thirty (30) days thereafter, the two arbitrators so named will select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationships with the parties or their counsel, except as otherwise disclosed in writing to and approved by the parties. The arbitration will be heard by a panel of the three arbitrators so chosen (the "Arbitration Panel"), with the third arbitrator so chosen serving as the chairperson of the Arbitration Panel. Decisions of a majority of the members of the Arbitration Panel shall be determinative.

      (c) The arbitration hearing shall be held in such neutral location as the parties may mutually agree. The Arbitration Panel is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. In the event summary judgment or partial summary judgment is granted, the non-prevailing party may not raise as a basis for a motion to vacate an award that the Arbitration Panel failed or refused to consider evidence bearing on the dismissed claim(s) or issue(s). The Federal Rules of Evidence shall apply to the arbitration hearing. The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including, without limitation, the provisions of this Section 14.14.

      (d) Should an arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 14.14, the arbitrator shall be replaced by the party who selected such arbitrator, or if such arbitrator was selected by the two party-appointed arbitrators, by such two party-appointed arbitrators selecting a new third arbitrator in accordance with Section 14.14(b). Each such replacement arbitrator shall satisfy the Basic Qualifications. If an arbitrator is replaced pursuant to this Section 14.14(d) after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Section 14.14 and the Commercial Arbitration Rules of the AAA.

      (e) At the time of granting or denying a motion for summary judgment as provided for in Section 14.14(c) and within fifteen (15) days after the closing of the arbitration hearing, the Arbitration Panel shall prepare and distribute to the parties a writing setting forth the Arbitration Panel's finding of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

      (f) The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

       (g) Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the parties and any judgment hereon may be entered and enforced in any court of competent jurisdiction.

      (h) Each party will bear a one-half share of all fees, costs and expenses of the arbitrators, and, notwithstanding any law to the contrary, each party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitration Panel, the prevailing party in such a proceeding will be entitled to recover reasonable attorneys' fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

      14.15 JUDICIAL PROCEDURE. Nothing in Sections 14.13 or 14.14 shall be construed to prevent any party from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to Section 14.13 or 14.14.

      14.16 FEDERAL ARBITRATION ACT. The parties acknowledge and agree that performance of the obligations under this contract necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to relevant provisions of Sections 14.13 and 14.14.

      14.17 SERVICE SUPPORT; MEETINGS. FDR and Customer hereby agree to attend and participate in quarterly service support meetings and monthly planning meetings to review and discuss the then current services which FDR is providing to Customer, the status of the FDR-Customer relationship, and any future opportunities between FDR and Customer. The quarterly service support meetings will include a review of Customer's then current service support levels. FDR shall provide Customer with support as set forth more fully in the "Advanta/First Data Service Plan" which has been agreed to by the parties, as such document may be revised or supplemented from time to time by the mutual agreement of the parties. As of the date of this Agreement, Customer's service support will include the assistance of two (2) FDR support personnel dedicated to understanding, defining and meeting Customer's needs, as well as the assignment of a Client Business Executive and a Service Manager and the additional personnel referenced in the Service Plan.

      14.18 ENTIRE AGREEMENT. This Agreement, including Exhibits and the executed Affiliate Agreements, if any, and that certain letter agreement between the parties dated November 15, 2001 concerning First Data Integrated Analytics, set forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersede all negotiations, conversations, discussions, correspondence, memorandums and agreements between the parties concerning the subject matter. This Agreement may not be modified except by a writing signed by authorized representatives of both parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed by their duly authorized officers as of the day and year first written above. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

FIRST DATA RESOURCES INC.


By:  /s/ Donal J. Gogarty

Name:  Donal J. Gogarty

Title:  Vice President




ADVANTA BANK CORP.

By:  /s/ Conrad D. Vasquez

Name:  Conrad D. Vasquez

Title:  Senior Vice President